Exhibit 8.1

November 11, 2010

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the establishment of a series of securities designated as the Company’s Medium-Term Notes, Series K, in an aggregate principal amount or face amount, as applicable, of $25,000,000,000 (the “Notes”). We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in the following product supplements related to the Notes:

1.	Product Supplement No. 9: Upside Participation Equity Linked Notes (Averaging); and

2.	Product Supplement No. 10: Upside Participation ETF Linked Notes (Averaging).

We hereby consent to the reference to us in the foregoing Product Supplements under the caption “United States Federal Income Tax Considerations” and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement on Form S-3, File No. 333-159738. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP